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                                                                         EX-99.1




FC BANC CORP. NEWS RELEASE

FC Banc Corp.
105 Washington Square
Bucyrus, Ohio 44820

                   Contact:         G.W. (Bill) Holden
                                    President and CEO
                                    (419) 562-7040

FC BANC CORP. TO REPURCHASE UP TO 4.9% OF ITS OUTSTANDING SHARES

BUCYRUS, Ohio (March 22, 2000) - FC Banc Corp. (Electronic Bulletin Board: FCBQ) today announced that the Company's Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 31,000 shares of the Company's outstanding common stock. This repurchase program will depend on market conditions and, accordingly, there is no guarantee as to the exact number of shares to be repurchased by the Company. Currently FC Banc Corp. has approximately 622,610 shares outstanding.

         G.W. Holden, President and Chief Executive Officer of FC Banc Corp., stated that the repurchase program will expire in March, 2001. The board of directors approved the repurchase program in view of current economic and market factors, alternate investment strategies and the strong capital position of the Company and its subsidiary, The Farmers Citizens Bank. The repurchased shares will become treasury shares available for general corporate purposes. The Company believes that the repurchase of its shares represents an attractive investment opportunity which will benefit the Company and its stockholders. The Company repurchased 13,738 shares during 1999.

         According to Mr. Holden, the repurchases generally would be effected through open market purchases or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission. The repurchased shares will become treasury shares available for general corporate purposes including possible use in connection with acquisitions or other distributions such as stock dividends or stock splits.

         At December 31, 1999, FC Banc Corp. reported total assets of $99.4 million and shareholders' equity of $11.4 million, or 11.46% of total assets.

         Through its subsidiary, The Farmers Citizens Bank, FC Banc Corp. offers an extensive line of retail and small business banking services in North Central Ohio through its main office in Bucyrus, two full-service branches in Bucyrus, the Company's full-service branch in Cardington established in January, 1998, and a Fredericktown location to be opened in April, 2000. The Cardington branch (located in Morrow County) was the Company's first branch located outside Crawford County.